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UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported) November 17, 2006
Safeguard Scientifics, Inc.
(Exact Name of Registrant as Specified in Charter)

Pennsylvania (State or Other Jurisdiction of Incorporation)	1-5620 (Commission File Number)	23-1609753 (IRS Employer Identification No.)

435 Devon Park Drive, Building 800, Wayne, PA (Address of Principal Executive Offices)	19087 (Zip Code)
Registrant’s telephone number, including area code 610-293-0600
Not applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Table of Contents

ITEM 1.01. Entry into a Material Definitive Agreement.
Safeguard Delaware, Inc. (“SDI”) and Safeguard Scientifics (Delaware), Inc. (“SSDI”), both subsidiaries of Safeguard Scientifics, Inc. (“Safeguard”), entered into the Loan Agreement dated as of November 17, 2006 (the “Loan Agreement”), by and among Commerce Bank, N.A. (“Bank”), SDI and SSDI. The Loan Agreement provides Safeguard with an additional revolving credit facility that provides for borrowings and issuances of letters of credit and guarantees of up to $20 million. Borrowing availability under the facility is reduced by the amounts outstanding for Safeguard’s borrowings and letters of credit and amounts guaranteed under partner company facilities maintained with Bank. This credit facility bears interest at the prime rate for outstanding borrowings. The credit facility is subject to an unused commitment fee of 0.0125%, which is subject to reduction based on deposits maintained at Bank. The facility requires cash collateral in an amount equal to Safeguard’s borrowings and letters of credit and amounts borrowed by partner companies under the guaranteed portion of the partner company facilities maintained at Bank. The credit facility matures on November 17, 2007. Safeguard is a guarantor of the obligations of SDI and SSDI under this facility.
The information set forth above is qualified in its entirety by reference to the Loan Agreement and Guaranty attached hereto as Exhibits 99.1 and 99.2, respectively, which exhibits are incorporated herein by reference.
ITEM 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
Registrant incorporates herein by reference the information set forth in item 1.01 above.
ITEM 9.01. Financial Statements and Exhibits
(c)	Exhibits.

99.1	Loan Agreement dated as of November 17, 2006, by and among Commerce Bank, N.A., Safeguard Delaware, Inc. and Safeguard Scientifics (Delaware), Inc.

99.2	Guaranty dated as of November 17, 2006 by Safeguard Scientifics, Inc. to Commerce Bank, N.A.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Safeguard Scientifics, Inc.
Dated: November 17, 2006	By:	/s/ STEVEN J. FEDER
Steven J. Feder
Senior Vice President and General Counsel